Exhibit 99.1

FOR IMMEDIATE RELEASE

INVO Bioscience Receives FDA Clearance for
INVOcell Fertility Treatment

Revolutionary device and procedure provides natural, safe, effective and economical fertility treatment option.

Contact:	Kathleen Karloff, CEO
INVO Bioscience, Inc. 978-878-9505 ext. 504 www.invobioscience.com

Medford, MA, November 3 , 2015 – INVO Bioscience, Inc. (OTC Pink: IVOB), a medical device company focused on treatment options for patients diagnosed with infertility, today announced that the U.S. Food and Drug Administration (FDA) has granted the Company’s de novo request for the INVOcell™.  As a result, INVOcell is the first intravaginal culture system granted marketing clearance in the United States, providing millions of infertile couples across the country access to this revolutionary infertility treatment.

Katie Karloff, chief executive officer of INVO Bioscience, commented, “INVOcell has the ability to significantly transform the way in which fertility clinics across the United States assist infertile patients to achieve their desired outcomes in a simpler, more natural and cost effective manner. It has been a long process to de novo clearance and we are so pleased to have this approval from the FDA to begin marketing and selling in the United States. With this critical approval, we look forward to developing the partnerships necessary to bring this device to millions of patients across the United States.”

In 2012, the World Health Organization (WHO) estimated there are more than 48.5 million couples worldwide that have fertility issues, of which 6.7 million of the couples are in the United States.  Less than 10 percent of thee couples who need assistance receive it, making it a substantial untapped market.

The INVOcell is used for the incubation of eggs and sperm during fertilization of early embryo development. Unlike conventional infertility treatments such as in vitro fertilization (IVF), where the eggs and sperm develop into embryos in a laboratory, the INVOcell utilizes the women's vagina as a natural incubator to support embryo development. In clinical studies, the INVOcell procedure produced pregnancy rates equivalent to traditional IVF treatments.

The key features and benefits of the INVOcell device and procedure include:

•	Providing a more natural and stable vaginal incubation than in a conventional IVF incubator;
•	Providing psychological benefits to patients/couples and promoting greater involvement by couples;
•	Reducing the risk of incorrect embryo transfers; and
•	Reducing the cost of infertility treatments and increasing geographic accessibility.

INVOcell has gained national attention over the last year from the infertility community as a safe, effective, and low cost fertility treatment option.  During the 2015 American Society of Reproduction Medicine (ASRM) conferences, Dr. Kevin Doody of Bedford, Texas presented results of a randomized 40 patient comparative study demonstrating the INVOcell procedure performed equivalent to that of IVF, with INVOcell producing a 65% pregnancy rate. This presentation also focused on the relative cost reductions that the INVOcell procedure can allow for compared to traditional IVF treatment. As a result of the safety, equivalence of pregnancy rates, and lower overall cost of procedure, ASRM endorsed INVOcell as a viable process for treating infertile patients.

Claude Ranoux, president and founder of INVO Bioscience, commented, “ My goal was to create an alternative treatment to traditional IVF procedures that could produce the desired results in a simpler and more cost effective manner to allow treatment to many more infertile couples. I believe the INVOcell procedure has the ability to significantly transform the way in which infertile couples go about achieving pregnancy.  It is my hope that years from now it becomes the gold standard of use throughout the United States and the world.  Based on current patient acceptance I think we are on the right track.”

Lori Kahler, managing director of The RC Insight Group who was instrumental in the company achieving this milestone stated, “I am thrilled to see this state-of-the-art technology available in the United States.  For couples struggling with infertility, INVOcell is game changing and offers benefits that are unobtainable with traditional IVF.  It is rare when a company’s innovation is truly disruptive to an industry, yet INVO Bioscience’s vision and dedication to the treatment of infertility did just that, and now couples have access to affordable and accessible treatment.”

Another study by Dr. Elkin Lucena and his team at the Colombian Fertility and Sterility Center (CECOLFES) in Bogota showed that INVOcell vaginal embryo culture is effective for couples with male factor infertility who use intra-cytoplasmic sperm injection (ICSI).

Charles Coddington, MD, the 2014 President of ASRM, stated, “These studies show how innovative technology may be able to reduce some of the laboratory costs and lead to wider availability of treatment.”

About INVO Bioscience
INVO Bioscience (IVOB) is a medical device company, headquartered in Medford, Massachusetts, focused on creating simplified, lower cost treatment options for patients diagnosed with infertility. The company’s lead product, the INVOcell, is a novel medical device used in infertility treatment that enables egg fertilization and early embryo development in the woman’s vaginal cavity. The company was founded by Claude Ranoux, MD, a noted expert in the field of reproductive health, infertility and embryology. For more information, please visit www.invobioscience.com.

Safe Harbor Statement
This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.